Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day of December, 2024, effective as of the 23rd day of December, 2024 by and between Lifeway Foods, Inc., an Illinois corporation, 6431 West Oakton, Morton Grove, Illinois 60053 (the “Company”), and Julie Smolyansky, residing in Chicago, Illinois (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into an employment agreement dated September 12, 2002 (the “Original Agreement”);

WHEREAS, the Company desires to continue to employ the services of the Executive and the Executive desires to continue to be employed by the Company upon the terms and conditions set forth herein and to terminate the Original Agreement effective as of the Effective Date of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Employment.

(a) The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company under the terms of this Agreement, for the period stated in Section 3 hereof and upon the other terms and conditions herein provided.

(b) The Executive affirms and represents that, other than as provided herein, she is under no obligation to any party that is in any way inconsistent with, or that imposes material restrictions upon, the Executive’s employment by the Company or the Executive’s responsibilities or undertakings under this Agreement.

2. Position and Responsibilities. The Executive shall serve as Chief Executive Officer of the Company. The Executive’s principal place of employment will be located in Morton Grove, Illinois or remotely as agreed by the Executive and the Company. The Executive shall be responsible for such duties as are commensurate with the Executive’s position and office and as may from time to time be reasonably assigned to the Executive by the Board of Directors of the Company (the “Board”), including, without limitation, the responsibilities of President and Secretary of the Company. Except as otherwise provided herein, the Executive will devote substantially all of her business time throughout the Term to the services required of the Executive hereunder. The Executive will render her business services to the Company during the Term and will use her best efforts, judgment and energy to improve and advance the operations, programs, services and interests of the Company in a manner consistent with the duties of her position. Notwithstanding the foregoing, as long as it does not materially interfere with the Executive’s employment hereunder, the Executive may participate in educational, welfare, social, religious and civic organizations, and nothing in this Agreement shall limit Executive’s right to manage her and her family’s passive investments. The Executive may serve on one additional board of directors of an operating business, and other boards of directors, with the approval of the Audit and Corporate Governance Committee (or other appropriate committee) of the Board, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Executive shall, if requested, also serve as a member of the Board and as an officer or director of any affiliate of the Company for no additional compensation.

3. Term. Except as otherwise provided for herein, the term of this Agreement shall begin as of January 1, 2025 (the “Effective Date”) and end when it is terminated in accordance with Section 7, below. The period during which Executive is employed by the Company under this Section 3 is referred to herein as the “Term.” Upon the expiration of the Term, this Agreement, except for the provisions that survive pursuant to this Section 3 and Sections 8 and 10, will have no further force or effect.

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4. Compensation, Reimbursement of Expenses.

(a) Salary. For all services rendered by the Executive in any capacity during her employment under this Agreement, including, without limitation, service as an executive officer to the Company and any subsidiary, affiliate, or division thereof, the Company shall pay the Executive, in accordance with the Company’s normal payroll practices and applicable wage payment laws, a salary (“Base Salary”) at the rate of $1,000,000 per year commencing with the Effective Date. The Base Salary shall be reviewed at least annually by the compensation committee of the Board (the “Compensation Committee”) in consultation with a third party consultant, which may but shall not be required to, increase the Base Salary, but will in no event reduce the Base Salary, during the Term.

(b) Annual Bonus. Effective with the 2025 year, the Executive shall be eligible to receive an annual bonus upon the achievement of applicable performance targets set by the Compensation Committee and subject to such other terms and conditions of the Company’s annual bonus program as in effect from time to time, with an annual bonus opportunity, at target, equal to 80% of the Executive’s then effective annual Base Salary. Annual bonuses are not earned until the date any such bonus is paid and, except as otherwise provided for in this Agreement, the Executive must remain employed through the payment date to receive such annual bonus. Each bonus paid under the Company’s annual bonus program shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

(c) Reimbursement of Expenses. In accordance with and subject to Company policies then in effect, the Company shall pay directly, or reimburse the Executive for, reasonable travel, entertainment and other business-related expenses incurred by the Executive in the performance of her duties under this Agreement.

(d) Equity Awards. During the Term, the Executive shall be eligible to participate in the Lifeway Foods, Inc. 2022 Omnibus Plan or any successor plan (the “Plan”), subject to the terms of the Plan, as determined by the Board or the Compensation Committee, in its sole discretion. The Executive shall receive an annual grant under the Plan (each, an “Award Agreement”) with a target value equal to 75% of the Executive’s then effective annual salary rate, and to the extent the Company is unable to deliver shares in respect of any such grant that otherwise becomes vested in accordance with its terms the Company shall pay to the Executive cash in an amount equal to the value of the vested shares at the same time as if the Company were able to deliver shares.

(e) Vacations/Paid Time Off. During the Term, the Executive shall be entitled to twenty (20) vacation days in each calendar year, determined in accordance with the Company’s vacation policy. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.

(f) Services Furnished. The Company shall furnish the Executive with office space and such services as are suitable to the Executive’s position and adequate for the performance of the Executive’s duties during the Term.

5. Participation in Benefit Plans. During the Term, the Executive shall be entitled to participate in, and receive benefits under, each employee benefit plan or arrangement made available by the Company to its senior executives, including perquisites as described in the Company’s proxy statement, (at a level no less favorable than what is provided to other senior executives), subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary or bonus otherwise payable under this Agreement.

6. Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

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7. Termination. The Executive’s employment may be terminated during the Term only as follows:

(a) Death. The Executive’s employment shall terminate upon the Executive’s death.

(b) Disability. If, as a result of the Executive’s Disability (as defined below), the Executive shall have been absent from the Executive’s duties hereunder for the entire period of six consecutive months, and, within thirty days after written notice of termination is given by the Company (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of the Executive’s duties hereunder, the Executive’s employment shall terminate in accordance with this Section 7(b). For purposes of this Agreement, the term “Disability” shall have the same meaning as ascribed to such term under the Company’s long-term disability plan in which the Executive is participating; provided that in the absence of such plan (or the absence of the Executive’s participation in such plan), Disability shall mean the Executive’s inability to substantially perform the Executive’s duties hereunder due to a medically determinable physical or mental impairment which has lasted for a period of not less than one hundred twenty (120) consecutive days.

(c) For Cause. The Company may terminate the Executive’s employment for Cause. For this purpose, “Cause” means the occurrence of any of the following (i) the Executive’s repeated failure to substantially perform the Executive’s duties hereunder (unless such failure is a result of a Disability as defined in Section 7(b)); (ii) the Executive’s theft, material dishonesty, breach of fiduciary duty for personal profit or falsification of any documents of the Company; (iii) the Executive’s material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality, insider trading and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the Executive as a result of which the Company is required to prepare an accounting restatement; (v) the Executive’s material and unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Executive’s improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the Executive which is materially injurious to the Company monetarily or otherwise; (vii) any material breach of the provisions of Section 10 (Restrictive Covenants) and Section 11 (Intellectual Property) of this Agreement; or (viii) the Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which materially impairs the Executive’s ability to perform the Executive’s duties with the Company. A termination for Cause shall not take effect unless: (1) the Executive is given written notice by the Company of its intention to terminate the Executive for Cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; and (3) the notice is given within sixty days of the Company’s learning of such act or acts or failure or failures to act; and (4) the Executive has at least thirty (30) days after receipt of written notice to cure the circumstances constituting Cause (unless the Company’s Board of Directors reasonably and unanimously determines that such circumstance cannot be cured).

(d) Without Cause. The Company may terminate the Executive’s employment at any time Without Cause. A termination “Without Cause” is a termination by the Company of the Executive’s employment with the Company for any reasons other than the Disability of the Executive or the termination by the Company of the Executive for Cause as described in Section 7(c).

(e) Termination by the Executive for Good Reason.

(i) Termination Not in Connection with a Change in Control. At any time during the Term, other than within the period commencing one month prior to and ending twelve months following a Change in Control (as defined below in Section 7(e)(ii)), the Executive may terminate the Executive’s employment with the Company for “Good Reason,” which shall be deemed to occur if, within sixty days after receipt of written notice to the Company by the Executive of the occurrence of one or more of the following conditions, any of the following conditions have not been cured and to which Executive has not provided prior written consent: (i) a failure by the Company to comply with any material provision of this Agreement (including but not limited to the reduction of the Executive’s Base Salary or the annual bonus opportunity set forth in Section 4(b)); and (ii) a significant diminishment in the nature or scope of the authority, power, function, or duty attached to the position which the Executive currently maintains. In order to constitute a termination of employment for Good Reason, the Executive must provide written notice to the Company of the existence of the condition giving rise to the Good Reason termination within sixty (60) days of the initial existence of the condition, and in the event such condition is cured by the Company within sixty days from its receipt of such written notice, the termination shall not constitute a termination for Good Reason. If the Company fails to cure the event constituting Good Reason, the Executive must then terminate Executive’s employment within sixty days following the expiration of the Company cure period.

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(ii) Termination in Connection with a Change in Control. Within the period commencing a month prior to and ending twelve months following a Change in Control, the Executive may terminate the Executive’s employment with the Company for “Good Reason,” which shall be deemed to occur if, within sixty days after receipt of written notice to the Company by the Executive of the occurrence of one or more of the following conditions, any of the following conditions have not been cured and to which Executive has not provided prior written consent: (i) a failure by the Company to comply with any material provision of this Agreement (including, but not limited to, the reduction of the Executive’s Base Salary, the target annual or long-term bonus opportunity set forth in Section 4(b) or any other incentive opportunity, in each case, set or determined as of immediately prior to the Change in Control); (ii) a change in title, the nature or scope of the authority, power, function, responsibilities, reporting relationships, or duty attached to the position which the Executive currently maintains; (iii) a material and adverse change in the benefits to which the Executive is entitled to immediately prior to the Change in Control; or (v) the failure of the Company to assign this Agreement to any successor to the Company (in each case, without regard to any reduction that breaches the terms of this Agreement). In order to constitute a termination of employment for Good Reason, the Executive must provide written notice to the Company of the existence of the condition giving rise to the Good Reason termination within sixty days of the initial existence of the condition, and in the event such condition is cured by the Company within sixty days from its receipt of such written notice, the termination shall not constitute a termination for Good Reason. Further, if the Company fails to cure the event constituting Good Reason, the Executive must then terminate Executive’s employment within sixty days following the expiration of the Company cure period for Good Reason to exist.

(f) Voluntary Termination. The Executive may voluntarily resign from the Executive’s employment with the Company at any time (a “Voluntary Termination”). A voluntary resignation from employment by the Executive for Good Reason pursuant to Section 7(e) shall not be deemed a Voluntary Termination.

8. Notice and Effective Date of Termination.

(a) Notice. Any termination of the Executive’s employment by the Company or by the Executive during the Term (other than as a result of the death of the Executive or a Voluntary Termination described in Section 7(f)) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and, except in the case of termination Without Cause described in Section 7(d), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.

(b) Date of Termination. The date of termination of the Executive’s employment shall be:

(i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death;

(ii) if the Executive’s employment is terminated due to Disability pursuant to Section 7(b), the later of (a) or (b), where (a) is the last date of the six consecutive month absence period referred to in Section 7(b), and (b) is the later of the 28th day following delivery of the notice of termination to the Executive by the Company or, only in the absence of a long-term disability plan sponsored by Company, the end of the one hundred twenty (120) consecutive day period referred to in Section 7(b); and

(iii) if the Executive’s employment is terminated by the Executive as a Voluntary Termination, a date mutually agreed to by the Company and the Executive, or if the Executive’s employment is terminated for any other reason by either party (other than Voluntary Termination), the later of the date on which a notice of termination is delivered to the other party or the last day of the applicable cure period or, in the event of the Company’s termination of the Executive, such date as the Company may specify in such notice.

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9. Compensation and Benefits Upon Termination.

(a) Termination Due To Without Cause, or For Good Reason. If the Executive’s employment terminates pursuant to Section 7(d) (Without Cause) or Section 7(e)(i) (Termination by Executive for Good Reason Not in Connection with a Change in Control), then, subject to Section 15(d) (Compliance with Section 409A), in addition to all salary, annual bonuses, expense reimbursements, benefits and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment, the Executive shall be entitled to the compensation and benefits set forth in Sections 9(a)(i) through (iii), provided that within sixty days following the Executive’s termination of employment (I) the Executive has executed and delivered to the Company a general release of claims against the Company and its subsidiaries, affiliates, stockholders, directors, officers, employees, agents, successors, and assigns in the current form approved by the Company and attached as Exhibit A (provided, however, that the Company may modify such release in Exhibit A from time to time solely as needed to comply with federal, state or local laws in effect at the time such release is to be executed) (the “Release”), and (II) the Release has become irrevocable:

(i) Severance Payment. On the sixtieth day after the date of the Executive’s termination of employment, the Company shall pay to the Executive an amount (“Severance Pay”) equal to the sum of (a) two times the Executive’s Base Salary, at the rate in effect immediately prior to such termination of employment (without regard to any reduction that would breach the Company’s obligations under this Agreement), plus (b) an amount equal to two times the greater of the Executive’s target annual bonus for the year in which the termination of employment occurs or the Executive’s highest annual bonus for the two years preceding the termination of employment.

(ii) Outstanding Equity Awards. Unless otherwise provided for in the Company's Plan or any Award Agreement, any and all outstanding equity awards previously granted to the Executive that remain unearned, unvested, or otherwise unpaid, including but not limited to, outstanding Restricted Stock Units and Performance-Based Restricted Stock Units (“Equity Awards”), and which remain outstanding immediately prior to the date of termination of the Executive's employment, shall remain outstanding and shall immediately become vested in full upon the Release becoming irrevocable.

(iii) Health Care Coverage. The Company shall continue to provide the Executive with medical, dental, vision and mental health care coverage at or equivalent to the level of coverage that the Executive had at the time of the termination of employment (including coverage for the Executive’s eligible dependents to the extent such dependents were covered immediately prior to such termination of employment) for the remainder of the Term, except coverage for a dependent will end when the dependent is no longer eligible for coverage, if earlier than the Term end date, provided, however, that in the event such coverage may no longer be extended to the Executive following termination of the Executive’s employment either by the terms of the Company’s health care plans or under then applicable law, the Company shall instead provide to the Executive a monthly allowance in a net after-tax amount that equals the Executive’s cost of substantially equivalent health care coverage available to the Executive under ERISA Section 601 and thereafter and Section 4980B of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”) (i.e., COBRA coverage) for a period through the second anniversary of the date of termination; and provided, further, that (1) any such health care coverage or payment for health care coverage shall cease at such time that the Executive becomes eligible for health care coverage through another employer and (2) any such payment for each month shall be paid on the Company’s first payroll date for such month; provided, however, that any such payments otherwise payable during the 60-day period immediately following the date of such termination of employment shall be paid to the Executive sixty days following such termination of employment. The Executive must notify the Company within ten business days of becoming eligible for such other coverage and promptly repay the Company any benefits the Executive received in error. Benefits described in this subsection (iii) shall run concurrently with, and not in addition to, any benefits the Executive might otherwise be entitled to under Federal and State COBRA.

(iv) The Company shall have no further obligations to the Executive as a result of termination of employment described in this Section 9(a) except as set forth in Section 12.

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(b) Termination for Cause or Voluntary Termination. If the Executive’s employment terminates pursuant to Section 7(c) (For Cause) or Section 7(f) (Voluntary Termination), the Executive shall be entitled to receive only the salary, annual bonuses, expense reimbursements, benefits, and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment. Annual bonuses are not earned until the date any such bonus is paid in accordance with the terms of the applicable bonus plan. As such, the Executive shall not be entitled to any bonus not paid prior to the date of the Executive’s termination of employment, and the Executive shall not be entitled to any prorated bonus payment for the year in which the Executive’s employment terminates. Any outstanding Equity Awards shall be treated in accordance with the terms of the relevant Award Agreements issued to the Executive, subject, in all events, to the terms of the Plan. The Company shall have no further obligations to the Executive as a result of termination of employment described in this Section 7(b) except as set forth in Section 12.

(c) Death. If the Executive’s employment terminates pursuant to Section 7(a) (Death), (i) the Executive’s designated beneficiary or the Executive’s estate shall be entitled to receive the salary and any bonus payments and vesting of equity awards, prescribed by Section 9(a) or 9(d), as applicable, as if her employment had been terminated by the Company without Cause; provided, however, that the multiplier for the bonus amount shall be 1.0.

(d) Special Change in Control Provisions.

(i) Termination of Employment in Connection with a Change in Control. If the Executive’s employment is terminated either by the Company Without Cause (as defined in Section 7(d)) or by the Executive for Good Reason (as defined in Section 7(e)(ii)), in either case within the period commencing one month prior to and ending twelve months following a Change in Control (a “CIC Termination of Employment”), then, subject to Section 15(d) (Compliance with Section 409A) , the Executive shall be entitled to the compensation and benefits set forth in Sections 9(d)(i)(1) through (3) (in addition to any other payments or benefits provided under this Agreement), provided that within sixty days following the Executive’s termination of employment (i) the Executive has executed and delivered the Release to the Company, and (ii) the Release has become irrevocable:

(1) Severance Payment. The Executive shall be entitled to a cash payment equal to the sum of (a) three times the Executive’s Base Salary, at the rate in effect immediately prior to such termination of employment plus (b) an amount equal to three times the greater of the Executive’s target annual bonus for the year in which the termination of employment occurs or the Executive’s highest annual bonus for the two years preceding the termination of employment, which shall be paid to the Executive sixty days following such termination of employment. In addition, the payment under this Section 9(d)(i)(1) shall take the place of any payment under Section 9(a)(i) and the Executive shall not be entitled to receive a payment under Section 9(a)(i) if the Executive is entitled to a payment under this Section 9(d)(i)(1).

(2) Outstanding Equity Awards. Unless otherwise provided for in the Company's Plan or any Award Agreement, any and all outstanding equity awards previously granted to the Executive that remain unearned, unvested, or otherwise unpaid, including but not limited to, outstanding Restricted Stock Units and Performance-Based Restricted Stock Units (“Equity Awards”), and which remain outstanding immediately prior to the date of termination of the Executive's employment, shall remain outstanding and shall immediately become vested in full upon the Release becoming irrevocable.

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(3) Health Care Coverage. The Company shall provide the health care coverage described in Section 9(a)(iii) above.

(ii) Change in Control Defined. “Change in Control” means the occurrence of any one or more of the following with respect to the Company:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) acquires during a twelve-month period ending on the date of the most recent acquisition by such person, in one or a series of transactions, “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who is the beneficial owner of thirty-five percent (35%) or more of such voting power; (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities; (C) any acquisition by the Company; or (D) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(2) any of the following events (“Ownership Change Event”) or series of related Ownership Change Events (collectively, a “Transaction”): (A) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities then entitled to vote generally in the election of directors; (B) a merger or consolidation in which the Company is a party; or (C) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange, or transfer to one or more subsidiaries of the Company), provided that with respect to any such Transaction the stockholders of the Company immediately before the Transaction do not retain immediately after such Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors or, in the Ownership Change Event described in clause (C), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(3) a date specified by the Compensation Committee of the Board following approval by the stockholders of a plan of complete liquidation or dissolution of the Company.

For purposes of this Section 9(d)(ii), indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or indirectly or through one or more subsidiary corporations or other business entities. The Compensation Committee shall determine whether multiple events described in clauses (1), (2), or (3) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

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(iii) Excise Tax - Best After-Tax Result. In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local, or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 9(d)(iv), such Payments shall be either (1) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (2) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local, and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. If the Executive’s payments or benefits are delivered to a lesser extent in accordance with this clause (2) above, then the Executive’s aggregate benefits shall be reduced in the following order: (i) cash Severance Pay that is exempt from Section 409A; (ii) any other cash Severance Pay; (iii) reimbursement payments under Section 4(c), above which are included in the Executive’s compensation for tax purposes; and (iv) any outstanding Equity Awards, with any amounts reduced pursuant to this sentence reduced in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made by an independent advisor designated by the Company and reasonably acceptable to the Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Advisor shall assume that the Executive pays all taxes at the highest marginal rate. The Company and the Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Advisor may incur in connection with any calculations contemplated by this Section. Subject to Section 409A of the Code, in the event that this Section 9(d)(iii) applies, then based on the information provided to the Executive and the Company by Independent Advisor, the Executive may, in the Executive’s sole discretion and within thirty days of the date on which the Executive is provided with the information prepared by Independent Advisor, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by the Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Advisor in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to the Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(d)(iv) hereof shall apply, and the enforcement of Section 9(d)(iv) shall be the exclusive remedy to the Company.

(iv) Adjustments. If, notwithstanding any reduction described in Section 9(d)(iii) (or in the absence of any such reduction), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that the Executive’s net proceeds with respect to such Payments (after taking into account the payment of the excise tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by the Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section, the Executive shall pay the Excise Tax.

10. Restrictive Covenants. The Executive hereby covenants, agrees and acknowledges as follows:

(a) Confidential Information. In the course of her employment by the Company, the Executive will receive and/or be in possession of Confidential Information of the Company and its parent, subsidiaries, affiliates and divisions, including, but not limited to, information relating to: (i) operational procedures, financial statements or other financial information, contract proposals, business plans, training and operations methods and manuals, personnel records, and management systems policies or procedures; (ii) information pertaining to future plans and developments; and (iii) other tangible and intangible property that is used in the operations of the Company but not made public. The information and trade secrets relating to the business of the Company described in this Section 10(a) are hereinafter referred to collectively as the “Confidential Information,” provided that the term Confidential Information will not include any information: (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive or someone under their control or direction) or (y) that the Executive receives on a non-confidential basis from a source (other than the Company or its representatives) that is not known by them to be bound by an obligation of secrecy or confidentiality to the Company.

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(b) Non-Disclosure. The Executive agrees that they will not, without the prior written consent of the Company, during the period of her employment or and for a period of one (1) year after the termination of her employment, disclose or make use of any such Confidential Information, except as may be required by law (and, in such case, she will immediately notify the Company of such disclosure request) or in the course of her employment hereunder. The Executive agrees that all tangible materials containing Confidential Information, whether created by the Executive or others, that comes into her custody or possession during her employment, will be and are the exclusive property of the Company. Notwithstanding the foregoing, it is expressly understood and agreed that nothing in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulations. Additionally, notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. The Executive agrees that upon leaving the Company’s employ the Executive will remain reasonably available to answer questions from Company officers regarding the Executive’s former duties and responsibilities and the knowledge the Executive obtained in connection therewith. The Executive agrees that upon leaving the Company’s employ the Executive will not communicate directly or indirectly with, or give statements to, any member of the media (including print, television, radio or social media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information) as a result of employment with the Company. The Executive further agrees to notify the Board immediately after being contacted by any member of the media with respect to any matter affected by this section.

(c) Return of Confidential Information and Property. Upon termination of the Executive’s employment for any reason whatsoever, she will immediately surrender to the Company all Confidential Information and property of the Company in their possession, custody or control in whatever form maintained (including, without limitation, computer discs and other electronic media), including all copies thereof. The Executive shall be allowed to make and keep a copy of all personal information, including, but not limited to, personal information contained in her contacts directory. Any Confidential Information that cannot be returned or destroyed shall be kept confidential by the Executive at all times.

(d) Non-Competition.

(i) General. The Executive agrees that, while employed by the Company and for twenty-four (24) months (the “Restrictive Period”) after the cessation of her employment with the Company for any reason, except as otherwise authorized by Section 2, the Executive agrees that she shall not, without the prior authorization by resolution of the Board, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise become engaged in, involved with or employed in any business (other than as a less-than one percent (1%) equity owner of any company traded on any national, international or regional stock exchange or in the over-the-counter market) that competes with the Company or any of its subsidiaries in respect of a product with which the Executive was materially involved during her employment with the Company. The provisions of this Section 10(d) shall be effective only within any state within the United States or any country outside the United States where the Company or any of its subsidiaries conducted its business when the Executive's employment with the Company ended. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

(ii) Non-Competition Payment. The payment, if any, described under this Section 10(d)(ii), shall apply only to the extent of a CIC Termination of Employment. In consideration for the Executive’s agreement to the provisions of Section 10(d)(i) above, to the extent the Executive should experience a CIC Termination of Employment as described herein, the Company shall pay the Executive the amount determined to be the value of the provisions of this Section 10(d) during the Restrictive Period (the “Non-Competition Payment”). The value of the Executive’s Non-Competition Payment for these purposes shall be determined by an unrelated third party in the business of valuing non-competition payments (the “Valuation Firm”), and Severance Pay shall count toward such Executive Non-Competition Payment. All costs for obtaining and defending the valuation shall be borne by the Company.

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(iii) The payment made to the Executive pursuant to Section 10(d)(ii) is intended to constitute reasonable compensation for purposes of the Code. The Executive shall be required to notify the Company in writing of any written claim, objection, litigation, assessment, etc. by any federal, state, or local taxing authority regarding the Non-Competition Payment and its treatment as reasonable compensation under the Code. The notification shall apprise the Company of the nature of such claim and shall include a copy of any written correspondence from the relevant taxing authority. Such notification shall be given as soon as practicable but no later than thirty (30) business days after the Executive actually receives notice in writing of such claim. The Company shall be responsible for hiring qualified legal counsel and other professionals acceptable to the Company and the Executive to defend any challenge and pursue litigation regarding the Non-Competition Payment’s status as reasonable compensation under the Code until the matter is concluded. Any expenditure by the Company in any year to defend against the claim shall not have any impact on the expenses the Company may incur in defending against the claim in any subsequent year. The Company shall pay any expenses related to defense of the claim no later than the year after the year the expense was incurred. The obligation of the Company to defend against any claim may not be subject to liquidation or exchanged for any other benefit. The Company’s obligations under this Section 10(d) shall be performed by the Company in good faith.

(e) Non-Solicitation/No-Hiring. The Executive agrees that, while employed by the Company and for the Restrictive Period after the cessation of their employment with the Company for any reason, or the period for which the Executive receives Severance Pay or Change in Control payments, they will not (i) solicit or induce or attempt to solicit or induce any executive, director or consultant to terminate their employment or other engagement with the Company or (ii) employ or retain (or in any way assist, participate in or arrange for the employment or retention of) any person who is employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions or who was employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions both within the six (6) month period immediately preceding the Executive’s contemplated employment or retention of such person and on the date the Executive’s employment with the Company ended. These non-solicitation provisions explicitly cover all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, X, TikTok, and any other social media platform, whether or not in existence at the time of entering into this Agreement; provided that broad-based advertisements that are not targeted specifically to employees of the Company (and hiring of such individuals who respond to such broad-based advertisements) shall not violate this Agreement, and it will not be deemed a violation of this Agreement if the Executive merely updates the Executive’s LinkedIn profile without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this non-solicitation provision.

(f) Injunctive Relief and Other Remedies.

(i) The Executive acknowledges that the foregoing confidentiality, non-competition and non-solicitation/no-hiring provisions are reasonable and necessary for the protection of the Company and its parent, subsidiaries, affiliates and divisions, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief or remedies available to the Company and its parent, subsidiaries, affiliates and divisions, the Company will be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of those provisions, and no bond or security will be required in connection therewith. If any of the foregoing confidentiality, non-competition and non-solicitation/no-hiring provisions are deemed invalid or unenforceable, these provisions will be deemed modified and limited to the extent necessary to make them valid and enforceable.

(g) Company Remedies for Executive’s Breach of Certain Obligations.

(i) The Executive acknowledges and agrees that in the event that the Executive breaches or threatens to breach Section 10, all compensation and benefits otherwise payable pursuant to this Agreement and the vesting and/or exercisability of all stock options, restricted stock, performance shares, and other forms of equity compensation previously awarded to the Executive, notwithstanding the provisions of any agreement (including this Agreement) evidencing any such award to the contrary, shall immediately cease.

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11. Intellectual Property.

(a) This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

(b) The Executive agrees that, except as provided below with respect to The Kefir Cookbook, all information, inventions and discoveries, whether or not patented or patentable, protected by a copyright or copyrightable, or registered as a trademark or eligible to be registered as a trademark, made or conceived by the Executive, either alone or with others, at any time while employed by the Company, which arise out of such employment or is pertinent to any field of business or research in which, during such employment, the Company, its subsidiaries, affiliates or divisions is engaged or (if such is known to or ascertainable by the Executive) is considering engaging (“Intellectual Property”) shall (i) be and remain the sole property of the Company and the Executive shall not seek a patent or copyright or trademark protection with respect to such Intellectual Property without the prior consent of an authorized representative of the Company and (ii) be disclosed promptly to an authorized representative of the Company along with all information the Executive possesses with regard to possible applications and uses. Further, at the request of the Company, and without expense or additional compensation to the Executive, the Executive agrees to, during and after the Executive’s employment, execute such documents and perform such other acts as the Company deems necessary to obtain, perfect, maintain, protect and enforce patents on such Intellectual Property in a jurisdiction or jurisdictions designated by the Company, and to assign and transfer to the Company or its designee all such Intellectual Property rights and all patent applications and patents relating thereto. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the work product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

(c) The Executive represents and warrants that, as of the Effective Date, there is no Intellectual Property, other than The Kefir Cookbook, that: (i) has been created by or on behalf of the Executive, and/or (ii) is owned exclusively by the Executive or jointly by the Executive with others or in which the Executive has an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder.

(d) The Executive and the Company agree that the Executive intends all original works of authorship within the purview of the copyright laws of the United States authored or created by the Executive in the course of the Executive’s employment with the Company will be works for hire within the meaning of such copyright law.

(e) Upon termination of the Executive’s employment, or at any time upon request of the Company, the Executive will (i) promptly return to the Company all Intellectual Property, in any form, including but not limited to letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, data printouts, microfilms, magnetic tapes, disks, recordings, documents, and all copies thereof, and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

(f) Notwithstanding any other provision of this Agreement, the parties agree that the Executive shall own and retain all rights in respect of The Kefir Cookbook, provided that the Executive hereby grants to the Company a royalty-free license to utilize the cookbook and the contents (recipes and history) for its marketing purposes.

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12. Tax Withholding. The Company shall withhold from any benefits payable under this Agreement all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements between the Company and the Executive, including, without limitation, the Original Agreement, but excluding the Plan and any applicable Award Agreement entered into prior to the Effective Date.

14. Notices. All notices that are required or may be given pursuant to the terms of this Agreement will be in writing and will be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, or (iii) sent via a responsible overnight courier, to the parties at their respective addresses set forth above, or to such other address or addresses as either party will have designated in writing to the other party hereto. The date of the giving of such notices delivered personally or by carrier will be the date of their delivery and the date of giving of such notices by certified or registered mail will be the date five days after the posting of the mail.

15. General Provisions.

(a) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or their beneficiaries or legal representatives without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; provided, however, that nothing in this Section 15(a) shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable hereunder following their death, or (ii) the executors, administrators, or other legal representatives of the Executive or their estate from assigning any rights hereunder to the person or persons entitled thereto.

(b) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

(d) Compliance with 409A.

(i) Notwithstanding any other provision of this Agreement, it is intended that the provisions of this Agreement satisfy the provisions of Section 409A of the Code and this Agreement shall be interpreted and administered, as necessary, so that the payments and benefits set forth herein either shall be exempt from or shall comply with the requirements of Section 409A. The payments to Executive pursuant to this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment. To the extent that the Company determines that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company without violating the provisions of Section 409A.

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(ii) Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.

(iii) Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death.

(iv) All expenses or other reimbursements paid pursuant to this Agreement or other policy or program of the Company that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(v) Nothing contained in this Agreement or any other agreement between the Executive and the Company or any policy, plan, program or arrangement of the Company shall constitute any representation or warranty by the Company regarding compliance with Section 409A.

16. Entire Agreement; Modification; Waiver.

(a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

17. Severability/Conflicts. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect. In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of a Plan or an applicable Award Agreement, the Plan or Award Agreement shall control.

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18. Headings. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Illinois, without giving effect to the choice of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby. The Executive and the Company hereby consent to the jurisdiction of the Federal and State courts located in Chicago, Illinois and each party waives any objection to the venue of any such suit, action or proceeding and the right to assert that any such forum is not a convenient forum, and irrevocably consents to the jurisdiction of the Federal and State courts located in Chicago, Illinois in any such suit, action or proceeding.

20. Survival of Provisions. Neither the termination of this Agreement, nor of the Executive’s employment hereunder, will terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination, including without limitation, the provisions of Section 10 of this Agreement.

21. Authority to Enter into this Agreement. Both the Company and the Executive represent that they have the authority to enter into this Agreement and neither party is subject to any restriction or limitation that would prevent them from performing their duties and obligations hereunder.

22. Indemnification. To the extent permitted by applicable law and the Company’s governing documents (which shall not be amended in a way that singles out the Executive for adverse treatment), the Company shall indemnify the Executive in the event the Executive is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that the Executive is an officer or director of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection with such action, suit, or proceeding if the Executive acted in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful.

23. Legal Fees. The Company shall pay or reimburse the Executive for the Executive’s reasonable legal fees and associated costs incurred in connection with the negotiation and execution of this Agreement, in an amount up to $25,000.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the day and year first above written.

LIFEWAY FOODS, INC.

By:	/s/ Jason Scher
Name: Jason Scher
Title: Authorized Signatory, Chair of the Compensation Committee and Lead Independent Director

JULIE SMOLYANSKY

/s/ Julie Smolyansky
Name: Julie Smolyansky

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